Exhibit 99.1

FOR IMMEDIATE RELEASE	NR07-43

DYNEGY HOLDINGS INC. COMPLETES EXCHANGE OFFER

FOR SENIOR UNSECURED NOTES

HOUSTON (November 21, 2007) – Dynegy Inc. (NYSE: DYN) today announced that Dynegy Holdings Inc., the company’s wholly owned subsidiary (“DHI”), has completed an exchange offer of (i) $550 million aggregate principal amount of its 7.5% Senior Unsecured Notes due 2015 registered under the Securities Act of 1933 for all $550 million aggregate principal amount of its outstanding 7.5% Senior Unsecured Notes due 2015 and (ii) approximately $1.1 billion aggregate principal amount of its 7.75% Senior Unsecured Notes due 2019 registered under the Securities Act of 1933 for approximately $1.1 billion aggregate principal amount of its outstanding 7.75% Senior Unsecured Notes due 2019. Both series of outstanding Senior Unsecured Notes were issued in a private offering pursuant to Rule 144A and Regulations S under the Securities Act of 1933 in May 2007. The exchange offer was commenced in order to satisfy certain obligations of DHI pursuant to a registration rights agreement entered into in connection with the private offering.

As of the scheduled expiration of 5:00 p.m., New York City time, on November 16, 2007, approximately $1.65 billion of aggregate principal amount, or nearly 100% of the outstanding notes of both series were tendered and accepted for exchange by DHI.

This announcement is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase any securities. The exchange offer was made solely by means of DHI’s prospectus, dated October 15, 2007, with respect to the exchange offer and the related letter of transmittal. The exchange agent for the exchange offer was Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890-1626, Attn: Alisha Clendaniel, (302) 636-6470 (telephone), (302) 636-4139 (facsimile).

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of approximately 20,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. (DYNC)

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007, all of which are available free of charge on the SEC’s web site at http://www.sec.gov.

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